                                                                      EXHIBIT 12



              CALCULATION OF EARNINGS (DEFICIENCY) TO FIXED CHARGES




                                                        As of December 31
                                                     -------------------------
                                                         2000        1999
                                                           (thousands)
EARNINGS
      Pretax Income (loss)...........................     ($531)     ($2,641)
      Fixed Charges..................................   $27,777      $14,237
      Capitalized Interest...........................  ($24,668)     ($8,438)

      Net Total.....................................     $2,578       $3,158

FIXED CHARGES
      Interest Expense..............................     $2,935      $5,755
      Capitalized Interest..........................    $24,668      $8,438

      Other.........................................       $174         $44
      Total.........................................    $27,777      $14,237

         The dollar amount of the deficiency of earnings to fixed charges for 2000 and 1999 (in thousands) was $30,335 and $17,395.